FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust To Acquire $123 Million of UnitedHealth Properties as Part of $1.4 Billion Portfolio

$1.4 Billion Portfolio Includes Purchased Properties, Properties Subject to Executed Purchase and Sale Agreements and Properties Under Executed Letters of Intent

New York, New York, August 9, 2013 ˗ American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) announced today that it expects to acquire four UnitedHealth regional headquarters facilities located in Cypress, California, Indianapolis, Indiana and two in Wisconsin, for $123 million, exclusive of closing costs. The four properties comprise approximately 610,700 rentable square feet, with a weighted average remaining lease term of 7.8 years and are 100% leased to UnitedHealthcare Services, Inc., a subsidiary of UnitedHealth Group. UnitedHealth Group carries an investment grade credit rating as determined by major credit rating agencies.

Including the potential acquisition of these four UnitedHealth properties, ARC Healthcare has assembled a portfolio of $1.4 billion, including $1.05 billion of purchased properties, $238.4 million of properties under executed purchase and sale agreements and $111.5 million of properties under executed letters of intent.

Thomas P. D’Arcy, Chief Executive Officer of American Realty Capital Healthcare Advisors, LLC, commented, “We are pleased to announce the purchase of four high-quality healthcare assets leased to a subsidiary of UnitedHealth Group. These properties add to our collection of prime healthcare real estate purchases and further advance our efforts to complete the full deployment of our raised capital consistent with our investment strategy. To date, our acquisitions team has been successful in committing a substantial portion of our cash on hand from our completed equity offering toward accretive purchases.”

About ARC Healthcare

ARC Healthcare is a publicly registered, non-traded real estate investment program that qualified as a real estate investment trust for tax purposes beginning in the taxable year ended December 31, 2011. Additional information about ARC Healthcare can be found on its website at www.thehealthcarereit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DDCWorks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)